Exhibit 14
Introduction
The following statement is designed to reaffirm and further implement Tropicana Casinos & Resorts, Inc.’s (“TCR”) standing policy of strict observance of all laws and ethical standards applicable in jurisdictions in which the Corporation conducts its business. This statement is applicable to all TCR’s subsidiaries, affiliates and divisions, operating both inside and outside the United States and is applicable to all officers and employees of the Corporation.
Policy Statement
1.	It is the policy of the Corporation to conduct business in accordance with all applicable laws and regulations of the jurisdictions in which business is conducted and to do so with complete honesty and integrity and in accordance with the highest moral and ethical standards.

2.	No corporate funds, assets, services or facilities, shall be used directly or indirectly, for any unlawful or unethical purpose. Any question as to the legality or ethics of any contemplated use of corporate funds, assets, services or facilities shall be referred to the general counsel’s office.

3.	No corporate funds, assets, services or facilities shall be used, directly or indirectly, for the purpose of aiding, supporting or opposing any political party association, organization or candidate where such use is illegal or improper under the laws or regulations of the relevant jurisdiction. This includes loans of corporate funds, assets, services, or facilities and direct or indirect payments, including reimbursement of employee’s contributions or payments which they might personally have made. The use of corporate funds, assets, services or facilities for political purposes, in jurisdictions where the same are permitted by law shall not be prohibited if the use shall be with the specific prior written authorization and approval by the general counsel’s office. Employees may make personal political contributions as they chose, so long as such contribution is not in violation of any applicable laws, but no employee may be compensated or reimbursed, directly or indirectly, by the Corporation for any such personal contribution.

4.	No corporate funds, assets, services or facilities shall be used to secure or retain business where such use is in violation of any applicable law or regulation. Without limitation of the foregoing, no employee shall engage in any form of bribery or kickbacks and no corporate funds, assets, services or facilities shall be used to influence or corrupt the action of any government official, agent or employee, or of any private customer, supplier or other person. The foregoing includes direct and indirect payments or use of corporate funds, assets, services or facilities in any form to or for the benefit of government or nongovernmental persons, including the reimbursement of employees for the payments or gifts which they might personally have made.

5.	No corporate funds, assets, services or facilities shall be used in violation of any applicable law or regulations for the purpose of influencing any decision or action affecting the Corporation, including the performance or the timely performance of official duty or action or to ward off or postpone decisions on matters affecting the Corporation. The foregoing includes direct and indirect payments or use of corporate funds, assets, services or facilities in any form to or for the benefit of governmental or non-governmental persons including the reimbursement of employees for payments or gifts which they might personally have made.

6.	No corporate funds, assets, services or facilities shall be used in violation of any applicable law or regulation concerning labor unions. All labor unions must be dealt with as any normal customer and the extension of special courtesies outside the normal business contest is illegal.

7.	Employees of the Corporation are not to solicit or accept gifts, payments, fees, services, special valuable privileges, pleasure or vacation trips or accommodations, loans or other special favors from any organization, person or group that does, or is seeking to do business with the Corporation without prior written approval of the general counsel’s office. The foregoing shall not prohibit the acceptance of Christmas gifts (not in cash, bonds, or similar items) of nominal value (generally not exceeding $100) where the giving and accepting of such gifts are a normal practice in the business involved and the same is known to and meet the conditions of the Corporation’s Gift Policy that was approved by the general counsel’s office. No employees shall accept anything of value in exchange for referral of third parties to any such person, organization or group.

8.	It is recognized that reasonable and proper entertainment of selected customers, suppliers, and prospective employees and business associates, is, at times, in the best interest of the Corporation and is generally proper. However, such entertainment must at all times be in accordance with all applicable laws and regulations and in accordance with the approvals and reporting procedures established by the Corporation. It is further recognized that the furnishing of nominal gifts or the furnishing of corporate services or facilities on a complimentary basis are often in the best interests of the Corporation and are reasonable and proper. However, employees of the Corporation may furnish gifts, services or facilities at company expense, only if the same shall meet all of the following conditions:
a.	Gifts in the form of cash, bonds (or similar items) shall not be given regardless of amount;

b.	The furnishings of gifts, services, or facilities are in accord with normally accepted business practices, and comply with the policies of the Corporation;

c.	The practice would be considered reasonable and in accord with generally accepted ethical practices in all governing jurisdictions;

d.	The subsequent public disclosure of all facts would not be embarrassing to the Corporation;

e.	The practice must be in accordance with all applicable laws and regulations.
9.	No undisclosed fund or asset of the Corporation shall be established for any purpose.

10.	No false, artificial or misstated entry shall be made in any of the books, records or financial statements of the Corporation for any reason, and no employee shall engage in any arrangement that results in such prohibited act. All entries on the books and records of the Corporation’s shall reflect the real nature or purpose of the transaction reported, and no corporate funds, assets, services or facilities shall be used with the intention or understanding that such use, in whole or in part, is for any purpose other than that described by the documents supporting the use in question.

11.	No employee or member of his or her immediate family who has a key position at the Corporation shall be engaged in or shall have any ownership interest in any firm or business which is in competition with or does business with the Corporation, directly or indirectly.

12.	Training materials, techniques operating manuals, data processing systems, programs, procedures, data bases, sales and marketing information, marketing strategies, financial information, personnel information, discoveries and inventions including processes, data, lists, systems, products, training materials, operating manuals, and other matters conceived or put into practice while an employee works for the Corporation are the property of the Corporation’s and not the employee. In addition, this information is not common public knowledge and is therefore considered “Confidential Information”. Unauthorized use or disclosure of Confidential Information to a third party may cause irreparable harm to the Corporation. By executing this Disclosure Statement the employee agrees to maintain the confidentiality of such proprietary information during the period of his/her employment and thereafter. In addition, upon breach of this condition of employment, the employee agrees that he/she shall forfeit any claim that he/she might have to incentive-type compensation of any kind upon such employee’s termination from the Corporation. All of the Corporation’s materials and possessions relating to any Confidential Information, must be promptly returned upon termination from the Corporation.

13.	No employee shall make a false or misleading statement to the Corporation’s independent auditors or internal auditors, nor shall any employee conceal or fail to reveal any information necessary to make the statements made to such auditors not misleading.

14.	Any employee obtaining information or knowledge of any violation of any of the foregoing prohibitions shall promptly report such matter to the general counsel’s office.

15.	Any employee, who has any question regarding the interpretation of or compliance with this policy statement, should discuss the matter with his management team and /or the general counsel’s office.

16.	Any employee participating in any violation of this policy statement shall be subject to appropriate disciplinary action.

17.	Any question relating to specific provisions of this policy or any requests for advance approval decisions with respect to this policy or representations concerning the establishment of funds should be directed to the Corporation’s general counsel office.
William J. Yung III
President Tropicana Casinos & Resorts, Inc.